Exhibit 10.33

IMS HEALTH HOLDINGS, INC.

2010 EQUITY INCENTIVE PLAN

Amendment No. 1 to Restricted Stock Unit Award Agreement

This Amendment No. 1 to Restricted Stock Unit Award Agreement between IMS Health Holdings, Inc. (the “Company”) and Ari Bousbib ("Participant") is entered into as of this 31st day of December, 2015.

WHEREAS, the Company and Participant desire to amend the terms of the Restricted Stock Unit Award Agreement, dated February 12, 2014, currently in effect (the “Agreement”), relating to 10 million Restricted Stock Units granted under the Company’s 2010 Equity Incentive Plan (the “2010 Plan”) in order to provide for accelerated vesting in certain cases at or following a Change in Control, as such term is defined in the 2014 Incentive and Stock Award Plan (the “2014 Plan”), or a Covered Transaction, as such term is defined in the 2010 Plan.

NOW THEREFORE, the Company and Participant agree that the Agreement is hereby amended as follows:

1.Section 2 of the Agreement (“Vesting”) is hereby replaced in its entirety by the following (new language in italics; deleted language is ~~struck through~~):

2.Vesting. This Award shall become vested as to 50% of the Shares on the second anniversary of the Grant Date and as to the remaining 50% of the Shares on the fourth anniversary of the Grant Date~~; provided that~~ if, on the applicable vesting date, the Participant is ~~on the applicable vesting date~~, and has been at all times since the date of this Agreement, employed by the Company or one of its subsidiaries; provided, however, that the Award is subject to accelerated vesting as follows:

(i)

In the event there occurs a Covered Transaction, or Change in Control, in which there is no assumption, continuation, substitution or cash-out of all or a portion of this Award (the “Terminating RSUs”), the Terminating RSUs will vest immediately before the consummation of the Covered Transaction or other event relating to the Change in Control that would cause the Common Stock to cease to be outstanding.  For this purpose, the term “Change in Control” has the meanings as defined in the 2014 Plan.

(ii)

In the event there occurs a Covered Transaction or a Change in Control in which the Restricted Stock Units will be assumed, continued, or substituted for (the “Continuing RSUs”), in the event that, at or within 24 months after such Covered Transaction or Change in Control, (i) the Company terminates the Participant’s employment without Cause, (ii) the Participant terminates his employment for Good Reason, or (iii) an Expiration Termination occurs, the Continuing RSUs will become fully vested immediately before such termination. For this purpose, the terms “Cause,” “Expiration Termination” and “Good Reason” have the meanings as defined in the Employment Agreement between the Participant and the Company, as in effect at December 31, 2015 (the “Employment Agreement”).

2.The definitions that are incorporated herein by reference to the 2014 Plan and to the Employment Agreement are applicable for purposes of this Amendment and the Agreement, insofar as this Amendment specifies language in the Agreement.  Except for such definitions, the terms of the 2010 Plan govern the Award.

3.Except as set forth in this Amendment No. 1 to Restricted Stock Unit Award Agreement, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 to Restricted Stock Unit Award Agreement to be executed on its behalf as of the date first above written.

IMS HEALTH HOLDINGS, INC.

/s/ Harvey A. Ashman

SVP, General Counsel & External Affairs

and Corporate Secretary

Agreed and Accepted:

/s/ Ari Bousbib

Participant